Exhibit 99.2

Ocean Power Technologies Announces Adjournment of Annual Meeting of Stockholders

MONROE TOWNSHIP, N.J., December 14, 2022 – Ocean Power Technologies, Inc. (“OPT” or “the Company”) (NYSE American: OPTT), a leader in innovative and cost-effective low-carbon marine data, power, and consulting service solutions, today announced that the Company’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”) was convened on December 14, 2022 at 9:00 AM EST and adjourned, without any business being conducted, due to lack of the required quorum.

The Annual Meeting was adjourned to allow additional time for the Company’s stockholders to vote on the proposals set forth in the Company’s definitive proxy statement filed with the U.S. Securities and Exchange Commission on October 19, 2022 (the “Proxy Statement”).

The Annual Meeting will reconvene on January 13, 2023, at 10:00 AM EST. During this adjournment period, the Company will continue to solicit votes from its stockholders with respect to the proposals set forth in the Proxy Statement. If you are a shareholder of the Company, no matter how many shares you own, your vote is extremely important. Without your vote, the Company may not be able to take certain required corporate governance actions, and the Company will continue to incur expenses associated with the postponement of this meeting. For those of you that have voted already, we are grateful for the strong shareholder support of all of the proposals presented for a vote at this meeting.

Only shareholders of record, as of the record date, October 18, 2022 (the “Record Date”), are entitled to and are being requested to vote at the Annual Meeting, either in person or by proxy. Proxies previously submitted in respect of the Annual Meeting will be voted at the adjourned Annual Meeting unless properly revoked as described in the Proxy Statement, and stockholders who have previously submitted a proxy or otherwise voted need not take any action.

The Company encourages all stockholders of record as of the Record Date, whom have not yet voted, to do so by January 12, 2023 at 11:59 PM EST. Stockholders who have any questions or require any assistance with completing a proxy or voting instruction form or who do not have the required materials, may contact the Company’s proxy solicitor, Morrow Sodali, by calling them at 203-561-6945, or by email OPTT@investor.morrowsodali.com.

About Ocean Power Technologies:

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASVs) and marine robotics services through our wholly owned subsidiary Marine Advanced Robotics. We are headquartered in Monroe Township, New Jersey, and have offices in Houston, Texas, and Richmond, California.

Contact Information

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com